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                                                                Exhibit 8(b)(2)

               FIRST AMENDMENT TO PARTICIPATION AGREEMENT AMONG
       ARIEL INVESTMENT TRUST, ARIEL DISTRIBUTORS, INC. AND THE VARIABLE
                        ANNUITY LIFE INSURANCE COMPANY

       THIS AMENDMENT, effective as of the first day of October 2004, by and between Ariel Investment Trust, a Massachusetts business trust ("Fund), Ariel Distributors, Inc., an Illinois Corporation ("Underwriter"), and The Variable Annuity Life Insurance Company ("Company");

                                  WITNESSETH

       WHEREAS, the Underwriter, the Fund and the Company heretofore entered into a participation agreement dated November 1, 2000 (the "Agreement");

          WHEREAS, the Underwriter, the Fund and the Company now wish to amend the Agreement;

       NOW THEREFORE, in consideration of the above premises, the Underwriter, the Fund and the Company hereby agree as follows:

1. Restating Section l.l(a) in its entirety as follows:

   The Fund agrees to make available to the Company those shares of the Fund which each Account orders, executing such orders on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Fund. For purposes of this Section 1.1, the Company shall be the designee of the Fund for receipt of such orders from each Account and receipt by such designee shall constitute receipt by the Fund; provided that such orders are received by the Company during days the securities markets are open, before the earlier of 4:00pm ET or the close of the New York Stock Exchange (NYSE) and that the Fund receives notice of such orders by !0:15am Eastern Time on the next following Business Day. "Business Day" shall mean any day on which the NYSE is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC. The Company is aware of, and has established procedures that are reasonably designed to complement, (i) the Fund's policy against market timing, and any limitations on round trips, all as set forth in the Fund's most current Prospectus and Statement of Additional Information; and (ii) all applicable federal (including federal agencies such as the Securities and Exchange Commission and the Department of the Treasury), state and self-regulatory organization ("SROs") laws, rules and regulations, including but not limited to those regulations in respect to pricing, redemption fees, short-term trading in Fund Shares, anti-money laundering and customer identification. In addition, the Company's internal systems for processing and transmitting orders are designed to prevent orders received at or after close of the NYSE from being aggregated with orders received before the close of the NYSE and to prevent "market timing" transactions in violation of the requirements of the Fund set forth in its prospectus.

2. Amending Article X as follows:

If to the Fund:

       200 East Randolph Drive, Suite 2900
       Chicago,IL 60601
       Attn: Merrillyn J. Kosier

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If to the Underwriter:

       200 East Randolph Drive, Suite 2900
       Chicago, IL 60601
       Attn: Merrillyn J. Kosier

3. All other terms and conditions contained in the Agreement remain the same.

   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year written above.

THE VARIABLE ANNUITY LIFE        ARIEL INVESTMENT TRUST
INSURANCE COMPANY

By:     /s/ EVELYN M. CURRAN     By:     /s/ MERRILLYN KOSIER
        -----------------------          -----------------------------------
Name:   Evelyn M. Curran         Name:   Merrillyn Kosier
Title:  Senior Vice President    Title:  Vice President
Date:   12-22-04                 Date:   1-11-05

                                 ARIEL DISTRIBUTORS, INC.

                                 By:     /s/ MERRILLYN KOSIER
                                         -----------------------------------
                                 Name:   Merrillyn Kosier
                                 Title:  President
                                 Date:   1-11-05

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